BlackRock Funds II (the "Registrant")
BlackRock Managed Income Fund (the "Fund")

77I:
Terms of new or amended securities

Effective October 1, 2016, the Fund began offering Investor C Shares. Reference is made to the Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment
No. 217 to the Registrant's Registration Statement on Form N-1A filed on September 30, 2016. A copy of the Registrant's Amended and Restated Certificate of Classification of Shares is attached under sub-item 77Q1(a) and copy of the Registrant's Third
Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 is attached under sub-item 77Q1(d).